iMergent Reports First Quarter 2010 Financial Results
PHOENIX, May 4, 2010 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today reported financial results for its first quarter ended March 31, 2010.

First Quarter 2010 Compared to 2009

Net income for the first quarter of 2010 was $123,000 or $0.01 per diluted common share, compared to $1,552,000, or $0.14 per common share in the comparable quarter last year. Income before income tax provision for the first quarter of 2010 was $248,000 compared to income of $2,778,000 in the comparable quarter last year. The income tax provision for the first quarter of 2010 was $125,000, compared to an income tax provision of $1,226,000 in the prior year quarter. The higher than normal income tax provision in the current quarter is primarily due to the expiration of the federal research and development tax credit.

Revenue for the first quarter of 2010 decreased 18% to $17,094,000, compared to $20,921,000 for the comparable quarter last year. The lower revenue was a result of a 5% reduction in the number of workshops conducted during the first quarter of 2010 as compared to the comparable quarter in 2009, a decrease in the percentage of attendees purchasing products to 26% in the first quarter of 2010, compared to 28% in the comparable quarter of 2009, a 21% decrease in the number of preview buyers attending our workshops compared to the prior year quarter, as well as a 39% reduction in principal cash collected on our receivables portfolio.  The remaining decrease in revenue is primarily related to commissions derived from third parties which decreased 22% to $2,581,000 for the three months ended March 31, 2010 compared to $3,330,000 for the three months ended March 31, 2009. The decrease was primarily attributable to a decrease in commission from third parties as a result of fewer leads sent to third parties due to a decrease in the Company’s product and service sales. The decrease in revenue from workshops was off-set by an increase of $1,000,000 as a result of the change in the Avail 24/7 contract.  Revenue from our Crexendo Business Solutions Division was $242,000 compared to zero revenue in the comparable period last year.  Total operating expenses decreased 9% to $17,975,000 for the first quarter of 2010, compared to $19,704,000 for the comparable quarter in 2009, primarily as a result of conducting fewer workshop events.

Cash used for operating activities was $493,000 for the first quarter of 2010, compared to $76,000 for the comparable period in 2009. As of March 31, 2010, cash and cash equivalents were $20,220,000, working capital was $16,566,000, and working capital excluding deferred revenue was $30,774,000.

During the quarter ended March 31, 2010, the Company repurchased 10,000 shares in the open market at $6.73 per share.

Steven G. Mihaylo, Chief Executive Officer of iMergent, stated, "Our results continue to be negatively impacted by the general economic downturn, particularly related to our StoresOnline division. The SOHO market, which StoresOnline primarily serves, appears to be particularly slow to recover from the downturn. We however continue to work hard to manage costs and make the StoresOnline product more relevant to our customers. The results of the Crexendo division, although still essentially a start up, continue to be promising. The division is growing at the rate we expected and we are pleased by the customer response. We recently acquired a small boutique SEO firm with an office in New York. This acquisition provides us with an additional sales office in a major city and expands our online marketing services capabilities. We have completed assimilating their technology, sales and support into Crexendo. We will continue to seek accretive and opportunistic acquisitions to manage Crexendo's growth and improve its products and services.

"We are on schedule with the telecom division and will be starting a limited roll out in May and are on track for expected nationwide roll out in the first calendar quarter of 2011. We believe the Company is in a good position to take advantage of what is expected to be an increase in business spending and we will continue to target the Crexendo and telecom divisions in that direction."

Conference Call

The Company is hosting a conference call today, May 4, 2010, at 4:30 p.m. Eastern Time. The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 888-312-9863 for domestic participants and 719-325-2261 for international participants. The conference ID to join the call is 9695484. Please dial in five to ten minutes prior to the beginning of the call at 4:30 PM EDT. A telephone replay will be available two hours after the call for 90 days by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers and entering access code 9695484. Online webcast replay will be available for 90 days from the date of the call.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent, (i) results being negatively impacted by the general economic downturn particularly in the SOHO market, (ii) working hard to manage costs and to make the StoresOnline product more relevant to our customers, (iii) Crexendo division results continues to be promising, (iv) Crexendo division is growing at the rate expected and being pleased with the customer response, (v) the the boutique SEO acquisition expanding online marketing services capabilities, (vi) continuing to seek accretive and opportunistic acquisitions to manage Crexendo's growth and improve its products and services, (vii) the telecom division starting a limited roll out in May and being on track for a nationwide roll out in the first calendar quarter of 2011, and (viii) belief that the Company is in a good position to take advantage of what is expected to be an increase in business spending and that the Company will continue to target the Crexendo and telecom divisions in the direction of increased business spending.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the Company's Form 10- KT for the six months ended December 31, 2009 and the Company's form 10Q for the period ended March 31, 2010. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(unaudited)

	March 31, 2010	December 31, 2009
Assets

Current Assets:
Cash and cash equivalents	$20,220	$21,549
Restricted cash	1,088	1,088
Trade receivables, net of allowance for doubtful accounts of $11,407
as of March 31, 2010 and $11,827 as of December 31, 2009	13,005	14,162
Inventories	372	243
Income taxes receivable	857	387
Deferred income tax assets, net	243	1,009
Prepaid expenses and other	2,978	2,988
Total Current Assets	38,763	41,426

Certificate of deposit	500	500
Long-term trade receivables, net of allowance for doubtful accounts of $6,832
as of March 31, 2010 and $5,882 as of December 31, 2009	6,988	6,264
Property and equipment, net	1,663	1,446
Deferred income tax assets, net	5,808	5,298
Intangible assets, net	1,315	1,206
Goodwill	616	-
Merchant account deposits and other	284	302
Total Assets	$55,937	$56,442

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$3,339	$3,154
Accrued expenses and other	4,421	4,588
Dividend payable	229	229
Income taxes payable	-	24
Deferred revenue, current portion	14,208	15,827
Total Current Liabilities	22,197	23,822

Deferred revenue, net of current portion	7,100	6,447
Other long-term liabilities	434	191
Total Liabilities	29,731	30,460

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 11,457,147 shares outstanding as of March 31, 2010 and 11,446,320 shares outstanding
as of December 31, 2009	11	11
Additional paid-in capital	53,134	53,033
Accumulated deficit	(26,939)	(27,062)
Total Stockholders' Equity	26,206	25,982

Total Liabilities and Stockholders' Equity	$55,937	$56,442

See accompanying notes.

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(unaudited)
	Three Months Ended March 31,
	2010	2009

Revenue	17,094	20,921

Operating expenses:
Cost of product and other revenues	5,097	5,802
Selling and marketing	8,874	9,336
General and administrative	3,466	4,051
Research and development	538	515
Total operating expenses	17,975	19,704

Income (Loss) from operations	(881)	1,217

Other income (expense):
Interest income	1,188	1,627
Interest expense	(1)	(3)
Other expense, net	(58)	(63)
Total other income, net	1,129	1,561

Income before income tax provision	248	2,778

Income tax provision	(125)	(1,226)

Net income	$123	$1,552

Net income per common share:
Basic	$0.01	$0.14
Diluted	$0.01	$0.14

Dividends per common share:	$0.02	$0.02

Weighted average common shares outstanding:
Basic	11,423,649	11,366,853
Diluted	11,495,901	11,426,307

See accompanying notes.

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Three Months Ended March 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$123	$1,552
Adjustments to reconcile net income to net
cash used for operating activities:
Depreciation and amortization	343	369
Expense for stock options issued to employees	267	379
Tax benefit upon issuance of common stock	(3)	-
Deferred income tax provision	256	1,016
Changes in assets and liabilities net of effects from acquisition:
Restricted cash	-	(1,600)
Trade receivables	434	4,313
Inventories	(129)	32
Income taxes receivable	(470)	-
Prepaid expenses and other	10	(155)
Merchant account deposits and other	20	14
Accounts payable, accrued expenses and other	(355)	(1,546)
Income taxes payable	(21)	44
Deferred revenue	(966)	(4,542)
Other long-term liabilities	(2)	48
Net cash used for operating activities	(493)	(76)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(370)	(52)
Acquisition of company	(250)	-
Proceeds from sale of available-for-sale securities	-	2,900
Net cash provided by (used for) investing activities	(620)	2,848

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and related income tax benefit	13	269
Principal payments on note payable	-	(48)
Dividend payments	(229)	(227)
Net cash used for financing activities	(216)	(6)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,329)	2,766

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,549	18,763
CASH AND CASH EQUIVALENTS, END OF PERIOD	$20,220	$21,529

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	1	3
Income taxes	355	31
See accompanying notes.

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (CONTINUED)
(In thousands)

	Three Months Ended March 31,
	2010	2009
Supplemental disclosure of non-cash investing and financing information:
Dividends declared	$229	$228
Repurchase of common stock included in accrued liabilities	67	-
Purchase of property and equipment with accounts payable	74	-
Acquisition of company with stock	117	-
Contingent consideration related to acquisition	479	-